                                                  Exhibit 23(a)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 33-58569 of PacifiCorp on Form S-4 of our reports dated February 17, 1995 (March 9, 1995 as to the agreement to acquire the minority interest in Pacific Telecom, Inc. described in Note 1), which express an unqualified opinion and includes an explanatory paragraph relating to changes adopted in accounting for income taxes and other postretirement benefits, appearing in and incorporated by reference in the Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Portland, Oregon
June 8, 1995